Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioMed Realty Trust, Inc.

and

The Board of Directors of the General Partner

BioMed Realty, L.P.:

We consent to the use of (i) our report with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the accompanying financial statement schedule III, dated February 6, 2015, (ii) our report with respect to the effectiveness of internal control over financial reporting of BioMed Realty Trust, Inc. as of December 31, 2014 dated February 6, 2015, and (iii) our report with respect to the consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2014, and the accompanying financial statement schedule III, dated February 6, 2015, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our reports with respect to the consolidated financial statements and financial statement schedule of BioMed Realty Trust, Inc. and BioMed Realty, L.P. make reference to BioMed Realty Trust, Inc. and BioMed Realty, L.P. changing their method of reporting discontinued operations in 2014 upon the adoption of FASB Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

San Diego, California
August 28, 2015